Exhibit 5.1

December 10, 2024

Loar Holdings Inc.

20 New King Street

White Plains, New York 10604

RE: Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel for Loar Holdings Inc., a Delaware corporation (the “Company”) in connection with (i) the Company’s Registration Statement on Form S-1 (the “Initial Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) on December 9, 2024, together with all exhibits, pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and (ii) the second Registration Statement on Form S-1 filed by the Company pursuant to Rule 462(b) under the Securities Act (the “462(b) Registration Statement,” and together with the Initial Registration Statement, the “Registration Statement”). This opinion letter is furnished to you in connection with the filing of the 462(b) Registration Statement, relating to the registration of the offer and sale by the Company of 685,833 shares (the “Company Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and the offer and sale by the shareholders of the Company named in the Registration Statement (the “Selling Shareholders”) of an aggregate of 464,167 shares of Common Stock (the “Secondary Shares”), including up to 150,000 shares of Common Stock to be sold by the Selling Shareholders to cover the underwriters’ option to purchase additional shares from the Selling Shareholders.

In connection with our acting as hereinabove described, we have examined and relied solely on originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinion expressed in this letter, including, without limitation, the following:

(a)	the Underwriting Agreement in the form filed as Exhibit 1.1 to the Registration Statement (the “Transaction Document”);

(b)

the Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware as of April 19, 2024 (the “Company Charter”), and the Bylaws of the Company, as certified by the Secretary of the Company (the “Company Bylaws”); and

(c)	the Registration Statement and all exhibits thereto.

As to facts material to the opinion expressed in this letter, we have relied on statements and certificates of officers and of state authorities and on the representations, warranties and statements contained in the Transaction Document.

In rendering the opinion expressed in this letter, we have assumed, with your permission and without any investigation on our part, that:

(a)	all signatures are genuine;

(b)	all natural persons have legal capacity;

Loar Holdings Inc.

December 10, 2024

(c)

all writings and other records submitted to us as originals are authentic, and that all writings and other records submitted to us as certified, electronic, photostatic, or other copies, facsimiles or images conform to authentic originals;

(d)

each entity that is a party to the Transaction Document (other than the Company, as to which we make no assumption) is validly existing and in good standing as a corporate or similar organization under the laws of its jurisdiction of organization;

(e)	the Transaction Document has been duly executed and delivered by each party thereto;

(f)	the Transaction Document will constitute the valid and binding obligation of each entity that is a party thereto, enforceable against each such entity in accordance with its terms;

(g)

the execution and delivery of, and the performance of its obligations under, the Transaction Document by each person that is a party thereto have been duly authorized by all requisite organizational action on the part of such person (except we do not make this assumption with respect to the Company);

(h)

each party has the requisite corporate or other organizational power and authority to execute, deliver, and perform such party’s obligations under the Transaction Document to which such person is to be a party (except we do not make this assumption with respect to Company); and

(i)	each party to the Transaction Document has performed and will perform such party’s obligations under the Transaction Document;

(j)	the Transaction Document, together with the other contracts referred to in the Transaction Document, reflects the complete understanding of the parties thereto;

(k)	that all rights and remedies will be exercised in a commercially reasonable manner and without breach of the peace;

(l)

no approval, authorization, or consent of, or any filing with, any person, including, without limitation, any governmental authority, is required in connection with the execution, delivery, or performance and observance of, or the consummation of the transactions contemplated by, the Transaction Document by any person;

(m)

the execution, delivery, and performance of the Transaction Document and the consummation of the transactions contemplated by the Transaction Document by each person that is or is to be a party thereto (i) do not violate any order binding on, or judgment against, such person, and (ii) do not constitute a default under, and are not in conflict with, any indenture or other agreement to which such person is a party or by which its properties may be bound; and

(n)

there is no litigation against or affecting any person purportedly bound by or executing the Transaction Document which challenges the validity or enforceability of the Transaction Document or seeks to enjoin the execution, delivery, performance of, or consummation of the transactions contemplated by, the Transaction Document.

Loar Holdings Inc.

December 10, 2024

We have investigated such questions of law for the purpose of rendering the opinion in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the Delaware General Corporation Law (“DGCL”), which we assume to be the only applicable laws with respect to such opinion.

On the basis of and in reliance on the foregoing, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that:

1. The Company Shares have been duly authorized, and when issued, delivered, and paid for in accordance with the Transaction Document, will be validly issued, fully paid and nonassessable.

2. The Secondary Shares are duly authorized and validly issued and outstanding, fully paid and nonassessable.

The above opinion is subject to the following additional limitations, qualifications and exceptions:

A.

the effect and application of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws now or hereafter in effect which relate to or limit creditors’ rights and remedies generally;

B.	the effect and application of general principles of equity, whether considered in a proceeding in equity or at law;

C.	limitations imposed by or resulting from the exercise by any court of its discretion; and

D.	limitation imposed by reason of generally applicable public policy principle or considerations.

We do not assume any responsibility for the accuracy, completeness or fairness of any information, including, but not limited to, financial information, furnished to you by the Company concerning the business or affairs of the Company or any other information furnished to you of a factual nature.

We express no opinions:

I. regarding the choice of law provisions of the Transaction Document or as to whether or not the laws of any jurisdiction will be applicable thereto;

II. regarding any federal securities laws, rules, or regulations (including, without limitation, any laws administered by, and any rules or regulations administered or promulgated by, the United States Securities and Exchange Commission);

III. regarding any state securities laws, rules, or regulations (including, without limitation, any so-called “Blue Sky” laws);

IV. regarding any antitrust and unfair competition laws and regulations, laws and regulations relating to tying arrangements, banking laws or regulations, regulations of the Board of Governors of the Federal Reserve System, or insurance laws or regulations;

Loar Holdings Inc.

December 10, 2024

V. as to whether (a) the execution and delivery or other authentication of, the performance or observance of any provision of, or the consummation of any transactions contemplated by, the Transaction Document violates any provision of any federal or state laws, rules, regulations, or orders relating to terrorism or money laundering, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, the laws comprising or implementing the Bank Secrecy Act, the laws administered by Office of Foreign Asset Control of the Department of the Treasury of the United States of America (“OFAC”) or any successor thereto, and Executive Order No. 13224 on Terrorist Financing (“Executive Order No. 13224”), or any related enabling legislation or similar executive orders, any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, and The Countering America’s Adversaries Through Sanctions Act, Publ. L. No. 115-44 – H.R. 3364 (all as amended from time to time), or any rules or regulations promulgated under any of the foregoing, or any orders relating to any of the foregoing, or (b) whether any person that is or is to be a party to any of the Transaction Document is (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (ii) a person that is owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (iii) a person with which any other person is prohibited from dealing or otherwise engaging in any transaction, (iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224, (v) a person that is named as a “specially designated national” on the most current list published by OFAC, or (vi) a person who is affiliated or associated with any person described in the foregoing clauses (i) through (v), inclusive;

VI. as to whether the execution and delivery or other authentication of, the performance or observance of any provision of, or the consummation of any transactions contemplated by, the Transaction Document or any thereof constitutes a “covered transaction” subject to the jurisdiction of and review by The Committee on Foreign Investment in the United States pursuant to Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment and National Security of 2007, as amended by The Foreign Investment Risk Review Modernization Act of 2018, as any of the foregoing may be amended from time to time, or any related enabling legislation, or any rules or regulations promulgated under any of the foregoing, or any orders relating to any of the foregoing; or

Loar Holdings Inc.

December 10, 2024

VII. regarding compliance with fiduciary duty requirements.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the 462(b) Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. The opinion so rendered may not be relied upon for any other purpose, or relied upon by any other person, firm, or entity for any purpose. This letter may not be paraphrased or summarized, nor may it be duplicated, quoted or reproduced in part.

Very truly yours,

/s/ Benesch, Friedlander, Coplan & Aronoff LLP
BENESCH, FRIEDLANDER, COPLAN & ARONOFF LLP